Exhibit 99.1

Bruker BioSciences Reports Significantly Improved Earnings and Cash Flows on Record Revenue of $297.6 Million For Full Year 2005

Company Reports Four Profitable Quarters and $41 Million Cash Flow from Operations in 2005

Billerica, Massachusetts, February 22, 2006 (BUSINESS WIRE) – Bruker BioSciences Corporation (NASDAQ: BRKR) today reported fourth quarter 2005 revenue of $80.6 million, compared to revenue of $85.6 million in the fourth quarter of 2004. Excluding foreign currency effects, revenue increased by 1%. For the full year 2005, revenue increased 5% to $297.6 million, compared to $284.4 million for the year 2004. Foreign currency effects did not have a material impact on full year revenue.

GAAP net income in the fourth quarter of 2005 was $1.9 million, or $0.02 per diluted share, compared to a net loss in the fourth quarter of 2004 of ($0.9) million, or ($0.01) per diluted share.

GAAP net income for the full year 2005 was $3.6 million, or $0.04 per diluted share, compared to a net loss of ($7.8) million, or ($0.09) per diluted share, for the full year 2004.

During the fourth quarter of 2005, positive operating cash flow of $15.4 million increased our cash position to $99.7 million. Cash generated from operations was $41.0 million for the full year 2005, compared to a use of cash of ($0.9) million during the full year 2004, and adjusted EBITDA was $26.9 million for the full year 2005, compared to $16.8 million for 2004.

Commenting on the fourth quarter and year 2005, Frank Laukien, President and CEO, said: “We have made solid progress in 2005, and I am particularly pleased with our improved profitability and good cash flow in the fourth quarter. Throughout the year 2005, we have improved our operating income and net income by growing revenue, improving our gross margins and by reducing expenses. Our continued commitment to improve our financial performance has resulted in four consecutive quarters of profitability.”

He continued: “I am also encouraged by the recent considerable strength in our new order bookings and our healthy year-end backlog. We believe that our performance-leading products and solutions, our strengthened global sales and service capabilities, and the additional technologies and accessible market segments from our recent acquisitions position us well for the future. Our financial goals for 2006 are:

•                  revenue growth of approximately 10% compared to 2005,

•                  at least a doubling of our 2005 EPS, and

•                  continued strong cash flows from operations.

Looking further ahead, in 2007 we expect to reach industry-standard profitability, while maintaining above industry-standard top-line growth.”

William Knight, Chief Financial Officer, commented: “In addition to continuing improvements in our profitability during 2005, I am also pleased to see our strong cash position at the end of the year, even after closing two acquisitions in November 2005, and our strengthened balance sheet. We are entering 2006 with a solid backlog, positive momentum from our strong fourth quarter order bookings and exciting new products and market opportunities. We are optimistic that in 2006 our core businesses, as well as the additional market segments that we have entered via our recent acquisitions, will both contribute to above industry-average top-line growth and continued improvements in profitability.”

OPERATING BUSINESSES

Set forth below is selected financial information for Bruker BioSciences’ two operating businesses:  Bruker Daltonics (life science mass spectrometry and NBC detection tools business) and Bruker AXS (life science, materials research and industrial x-ray analysis tools business):

BRUKER DALTONICS

For the year 2005, revenue for the Bruker Daltonics business increased 6% to $161.4 million, from $152.6 million in 2004, and foreign currency effects were not material. For the year 2005, Bruker Daltonics’ revenue was derived 68% from life-science mass spectrometry systems, 12% from NBC detection systems, and 20% from after-market sales. Adjusted EBITDA was $22.1 million for the full year 2005, compared to $15.4 million for 2004.

BRUKER AXS

For the year 2005, revenue for the Bruker AXS business increased 4% to $137.4 million, from $132.6 million in 2004, and foreign currency effects were not material. For the year 2005, Bruker AXS’ revenue was derived 75% from systems sales and 25% from after-market sales. Adjusted EBITDA was $7.6 million for the full year 2005, compared to $4.8 million for 2004.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA is defined as US GAAP operating income (loss) excluding depreciation and amortization expense and write-down of demonstration equipment to net realizable value. We believe that the inclusion of this non-GAAP measure helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts. However, the non-GAAP financial measure included in this press release is not meant to be a better presentation or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 11 a.m. Eastern Standard Time on Thursday, February 23, 2006. To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol. The webcast will be available through the Company web site for 30 days. Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada. Investors should refer to the Bruker BioSciences Quarterly Earnings Call. A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 55966589.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis tools. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker Daltonics also offers a broad line of nuclear, biological and chemical (NBC) detection products for defense and homeland security. For more information, please visit www.bruker-biosciences.com.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, exposure to currency fluctuations, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2004, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Condensed consolidated statements of operations, operating business information, and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Product revenue	$71,037	$75,222	$259,645	$249,929
Service revenue	9,377	9,444	35,856	32,298
Other revenue	141	972	2,068	2,189
Total revenue	80,555	85,638	297,569	284,416

Cost of product revenue	39,372	41,373	147,364	145,188
Cost of service revenue	7,718	6,547	24,398	20,752
Total cost of revenue	47,090	47,920	171,762	165,940

Gross profit margin	33,465	37,718	125,807	118,476

Operating Expenses:
Sales and marketing	14,056	17,160	51,438	55,976
General and administrative	5,742	5,884	22,374	20,399
Research and development	9,406	12,129	41,357	43,219
Total operating expenses	29,204	35,173	115,169	119,594

Operating income (loss)	4,261	2,545	10,638	(1,118)

Interest and other income (expense), net	310	(1,011)	1,311	(3,779)

Income (loss) before income tax provision and minority interest in consolidated subsidiaries	4,571	1,534	11,949	(4,897)
Income tax provision	2,795	2,470	8,263	2,865

Income (loss) before minority interest in consolidated subsidiaries	1,776	(936)	3,686	(7,762)
Minority interest in consolidated subsidiaries	(91)	(76)	40	69
Net income (loss)	$1,867	$(860)	$3,646	$(7,831)

Net income (loss) per share:
Basic	$0.02	$(0.01)	$0.04	$(0.09)
Diluted	$0.02	$(0.01)	$0.04	$(0.09)

Weighted average shares outstanding:
Basic	89,665	89,470	89,521	88,495
Diluted	89,859	89,470	89,828	88,495

Bruker BioSciences Corporation

BRUKER BIOSCIENCES SELECTED BUSINESS INFORMATION

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Total revenue	$80,555	$85,638	$297,569	$284,416

Operating income (loss)	$4,261	$2,545	$10,638	$(1,118)

Depreciation and amortization	1,907	3,007	8,559	9,494
Write-down of demonstration equipment	1,977	1,991	7,666	8,441
Adjusted EBITDA	$8,145	$7,543	$26,863	$16,817

Bruker BioSciences Corporation

BRUKER DALTONICS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Total revenue	$44,402	$44,664	$161,356	$152,592

Operating income	$5,537	$2,279	$12,430	$4,063

Depreciation and amortization	1,053	2,009	4,983	5,736
Write-down of demonstration equipment	1,249	1,326	4,726	5,606
Adjusted EBITDA	$7,839	$5,614	$22,139	$15,405

Bruker BioSciences Corporation

BRUKER AXS SELECTED OPERATING BUSINESS INFORMATION

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Total revenue	$36,838	$41,772	$137,357	$132,622

Operating income (loss)	$(776)	$1,797	$1,059	$(1,744)

Depreciation and amortization	854	998	3,576	3,758
Write-down of demonstration equipment	728	665	2,940	2,835
Adjusted EBITDA	$806	$3,460	$7,575	$4,849

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2005	2004

ASSETS

Current assets:
Cash and short-term investments	$99,681	$77,691
Accounts receivable, net	53,744	57,792
Due from affiliated companies	4,860	9,530
Inventories	96,333	107,748
Other current assets	11,094	18,530
Total current assets	265,712	271,291

Property and equipment, net	72,336	84,990
Intangible and other assets	22,839	15,266

Total assets	$360,887	$371,547

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$8,002	$12,205
Accounts payable	14,117	22,652
Due to affiliated companies	3,857	3,026
Other current liabilities	85,551	73,277
Total current liabilities	111,527	111,160

Long-term debt	21,423	27,763
Other long-term liabilities	19,901	15,156
Minority interest in subsidiaries	233	193

Total shareholders’ equity	207,803	217,275

Total liabilities and shareholders’ equity	$360,887	$371,547

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com